EXHIBIT 21




                           SUBSIDIARIES OF REGISTRANT



The following is a listing of Subsidiaries of the Corporation, their jurisdictions of incorporation, and the name under which they do business. Each is wholly owned. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1997.


                                                            JURISDICTION OF
            NAME OF SUBSIDIARY                               INCORPORATION
            ------------------                               -------------

           Christiana, Inc.                                    Delaware
           Hershey Canada Inc.                                 Canada
           Hershey Holding Corporation                         Delaware
           Homestead, Inc.                                     Delaware